Exhibit 10.1

EYEGATE PHARMACEUTICALS, INC.

Amendment to Amended and Restated Employment Agreement

This Amendment (this “Amendment”) to the Agreement (as such term is defined below) is made by and between Eyegate Pharmaceuticals, Inc., a Delaware corporation (the “Employer”), and Stephen From (the “Employee”), as of March 31, 2015. Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Agreement.

WHEREAS, the Employer and the Employee entered into that certain Amended and Restated Employment Agreement, dated as of April 28, 2006, as amended (the “Agreement”); and

WHEREAS, the Employer and the Employee desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee each hereby agrees as follows:

1. Amendment. The Agreement is hereby amended by deleting Section 4 thereof in its entirety and replacing it with the following:

“Title and Duties; Extent of Services.

4.1. The Employee shall promote the business and affairs of the Employer as President and Chief Employee Officer. As President and Chief Employee Officer of the Employer, the Employee shall have such duties and responsibilities as may be assigned to him by the Board of Directors from time to time and such other duties and responsibilities as are normal and customary for Chief Employee Officers. The Employee shall report and be responsible to the Board of Directors. The Employee shall devote his best efforts and entire time, attention and energies to the business and affairs of the Employer. Subject to Section 4.2 of this Agreement, unless the Employee has received the approval of the Board of Directors, he shall not participate in any other business or render services to any other business, as a principal, consultant, employee, or in any other capacity.

4.2. During his employment, the Employee may serve on the board of directors, board of advisors, or other similar governing or advisory boards of other companies, institutions, or organizations without the prior written consent of the Board of Directors, provided that: (i) the Employee does not use proprietary, confidential and/or trade secret information, property, assets or employees of the Employer in engaging in such activities; (ii) any such activities do not pose a conflict of interest or interfere with the Employee’s duties to the Employer; and (iii) any such activities are not directly or indirectly for or for the benefit of a business engaged in any commercial activity that is competitive with the Employer or otherwise in breach of the Confidentiality Agreement.”

2. Miscellaneous.

a. No Waiver or Further Amendment, Change, or Modification. This Amendment shall not constitute or be construed as a waiver of any term, provision, or right set forth in the Agreement; and except as otherwise set forth in this Amendment, the Agreement shall continue in full force and effect and without any amendment, change, or modification.

b. Incorporation. Except as expressly set forth above, this Amendment incorporates and is subject to any and all terms, provisions, and conditions set forth in the Agreement, including, without limitation, Section 14 thereof.

c. Counterpart Execution. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

EMPLOYER:

EYEGATE PHARMACEUTICALS, INC.

/s/ Paul Chaney

Paul Chaney, Chairman

EMPLOYEE:

/s/ Stephen From

Stephen From

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